SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                                  PENTAIR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                  PENTAIR, INC.

                            1500 County Road B2 West
                           Saint Paul, Minnesota 55113

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 25, 2001




To our Shareholders:

     The Annual Meeting of Shareholders of Pentair, Inc. (the "Company") will be held at the Lutheran Brotherhood Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, on Wednesday, April 25, 2001, at 10:00 a.m., for the following purposes:

     1.   To elect two directors.

     2. To approve an increase in the number of shares available for issuance under the Omnibus Stock Incentive Plan.

     3. To approve the Executive Officer Performance Plan, as amended and restated, to comply with the requirements of Section 162(m).

     4. To vote on a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for 2001.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on February 26, 2001 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. The Company's transfer books will not be closed.


                                              By Order of the Board of Directors




                                                          Roy T. Rueb, Secretary


Saint Paul, Minnesota
March 19, 2001




IMPORTANT: For the Annual Meeting to be legally held, there must be a quorum (50% plus 1 vote). Accordingly, you are urged to vote your proxy promptly by internet or telephone as described in the voting instructions on the proxy; or date, sign and return the proxy in the enclosed envelope. This will not prevent you from voting in person if you so desire.

                      TABLE OF CONTENTS FOR PROXY STATEMENT


                                                                            PAGE
                                                                            ----

Solicitation...................................................................1

Revocation and Voting of Proxy.................................................1

Outstanding Shares and Voting Rights...........................................1

Security Ownership of Management and Beneficial Ownership......................1

Section 16(a) Beneficial Ownership Reporting Compliance........................3

Proposals to be Acted Upon at the Annual Meeting

     Election of Directors.....................................................3

     Approval of an Increase in the Number of Shares Available for Issuance
     Under the Omnibus Stock Incentive Plan....................................7

     Approval of the Executive Officer Performance Plan, as Amended and
     Restated, to comply with the requirements of Section 162(m)...............7

     Approval of Auditors..................................................... 8

Executive Compensation.........................................................9

Report of the Audit and Finance Committee of the Board of Directors...........18

Future Proposals..............................................................19

Other Business................................................................20

Charter of Responsibilities for Audit Committee.......................APPENDIX 1

--------------------------------------------------------------------------------
                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 25, 2001
--------------------------------------------------------------------------------


                                  PENTAIR, INC.
                            1500 County Road B2 West
                           Saint Paul, Minnesota 55113
                                 March 19, 2001


     The following statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pentair, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders of the Company to be held on Wednesday, April 25, 2001, or at any adjournment or adjournments of such meeting. Distribution of this proxy statement and proxy to shareholders began on or about March 19, 2001.

                                  SOLICITATION

     The cost of soliciting proxies and the notices of the meeting, including the preparation, assembly and mailing of proxies and this statement, will be borne by the Company. In addition to this mailing, proxies may be solicited personally or by telephone by regular employees of the Company. Assistance in the solicitation of proxies is also being rendered by Morrow & Co., 445 Park Avenue, New York, New York, at a cost to the Company of $7,000 plus expenses. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions, for which the Company will reimburse such organizations for their expense in so doing and will pay all costs of soliciting the proxies.

                         REVOCATION AND VOTING OF PROXY

     Any shareholder giving a proxy may revoke it prior to its use at the meeting by (1) delivering a written notice expressly revoking the proxy to the Secretary at the Company's offices, (2) signing and forwarding to the Company at its offices a later dated proxy, or (3) attending the Annual Meeting and casting his or her votes personally.

     A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Pursuant to Minnesota law and the Company's Articles of Incorporation, abstentions are counted in determining the total number of the votes cast on proposals presented to shareholders, but will not be treated as votes in favor of the proposals. Broker non-votes are not counted for purposes of determining the total number of votes cast on proposals presented to shareholders.

     Unless otherwise directed in the accompanying proxy, the persons named therein will vote FOR the directors and the other proposals set forth in this Notice of Annual Meeting of Shareholders. As to any other business which may properly come before the meeting, they will vote in accordance with their best judgment. The Company does not presently know of any other business.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     At the close of business on February 26, 2001, the record date, there were 49,004,429 shares of the Company's Common Stock, par value $.162/3 per share (the "Common Stock") outstanding. Each share of Common Stock entitles the holder to one vote. There is no cumulative voting for directors.

            SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP

     The following table contains information concerning the beneficial ownership of the Company's Common Stock as of February 26, 2001 by each director, by each executive officer listed in the Summary Compensation Table, by all directors and executive officers as a group and, as of December 31, 2000, by each person known to the Company to "beneficially own" more than 5% of its Common Stock.

                                                                    OBTAINABLE
                                             COMMON       SHARE        WITHIN    RESTRICTED      ESOP                 PERCENT OF
NAME OF BENEFICIAL OWNER                    STOCK(a)     UNITS(b)    60 DAYS(c)   STOCK(d)     STOCK(e)      TOTAL     CLASS(f)
--------------------------------------------------------------------------------------------------------------------------------
Winslow H. Buxton .......................    245,496           0      263,730       26,397       5,357      540,980         1.1%
William J. Cadogan ......................      4,700       7,405        4,758            0           0       16,863
Richard J. Cathcart .....................     27,598           0       74,256       26,817       1,446      130,117
Joseph R. Collins .......................     94,267           0      116,956        2,348       3,771      217,342
Barbara B. Grogan .......................      2,400      10,650        4,758            0           0       17,808
Charles A. Haggerty .....................     17,000      15,297        4,758            0           0       37,055
David D. Harrison .......................     12,299           0       13,000       20,000           0       45,299
Randall J. Hogan ........................     45,447           0       50,998      104,104          70      200,619
Stuart Maitland .........................      1,000       3,981          433            0           0        5,414
Augusto Meozzi ..........................        200       4,139          433            0           0        4,722
William T. Monahan ......................          0           0            0            0           0            0
Karen E. Welke ..........................        400      12,664        4,758            0           0       17,822
--------------------------------------------------------------------------------------------------------------------------------
Directors and executive officers as a
group (18 persons) ......................    553,772      54,136      676,943      219,350      23,713    1,527,914         3.1%
--------------------------------------------------------------------------------------------------------------------------------
FMR Corp.(g)                               3,871,030                                                                        7.8%
82 Devonshire Street
Boston, MA 02109
--------------------------------------------------------------------------------------------------------------------------------
T. Rowe Price Associates, Inc.(h)          2,704,800                                                                        5.4%
100 East Pratt Street
Baltimore, MD 21202
--------------------------------------------------------------------------------------------------------------------------------
Mellon Financial Corporation(i)            2,658,335                                                                        5.4%
One Mellon Center
Pittsburgh, PA 15258
--------------------------------------------------------------------------------------------------------------------------------

(a) Unless otherwise noted, all shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares. Beneficial ownership has been disclaimed of certain shares held by spouses and children which are not material. Amounts listed do not include 891,570 shares held by the Pentair, Inc. Master Trust for various pension plans of the Company and it subsidiaries. The Trust Investment Committee of such Master Trust includes Randall J. Hogan, David D. Harrison, and two other officers. Although these individuals could be deemed under applicable Securities and Exchange Commission rules to "beneficially own" all of the shares held by these Plans because of their shared voting and investment power with respect to those shares, they disclaim beneficial ownership of such shares.

(b) Represents share units paid under the Fourth Amended and Restated Compensation Plan for Non-Employee Directors as to which the beneficial owner has no voting or investment power.

(c)  Represents stock options exercisable within 60 days from February 26, 2001.

(d) Restricted shares issued pursuant to incentive plans as to which the beneficial owner has sole voting power but no investment power.

(e) Represents common shares owned as a participant in the Pentair Employee Stock Ownership Plan (Pentair ESOP) and, for one officer, common shares owned as a participant in the Federal-Hoffman Employee Stock Ownership Plan (F-H ESOP). As of February 26, 2001, Fidelity Management Trust Company ("Fidelity"), the Trustee of the Pentair ESOP, held 2,653,074 common shares (5.3%) and Wells Fargo ("Wells Fargo"), the Trustee of the F-H ESOP, held 557,329 common shares (1.1%). Fidelity and Wells Fargo disclaim beneficial ownership of all shares. The Pentair ESOP and F-H ESOP participants have the right to direct the Trustee to vote their shares although participants have no investment power over such shares. The Trustees, except as otherwise required by law, vote the shares for which they have received no direction from participants, in the same proportion on each issue as they vote those shares for which they have received voting directions from participants.

(f)  Less than 1% unless otherwise indicated.

(g) In a Schedule 13G filed February 14, 2001, as of December 31, 2000, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and a registered investment adviser, reported beneficial ownership of 3,161,430 shares as a result of activities as an investment adviser. FMR Corp and its Chairman, Edward C. Johnson III, reported sole dispositive power of such shares, but had no voting power over such shares, which is directed by the Funds' Board of Trustees. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank, reported beneficial ownership of 709,600 shares as a result of serving as investment manager of institutional account(s). FMR Corp. and its Chairman, Edward C. Johnson III, reported sole dispositive power of all such shares and sole voting power of 453,400 shares. They reported no voting control of 256,200 shares owned by institutional accounts. The members of the Edward C. Johnson III family have entered into a voting agreement and consequently may be a controlling group of FMR Corp under the Investment Company Act of 1940, as amended.
(h) In a Schedule 13G filed February 12, 2001, as of December 31, 2000, T. Rowe Price Associates, Inc.("Price Associates", an investment adviser, reported sole dispositive power of 2,704,800 shares and sole voting power of 632,500 shares, all of which are owned by various individuals and institutions and as to which Price Associates expressly disclaims beneficial ownership.
(i) In a Schedule 13G filed January 22, 2001, as of December 31, 2000, Mellon Financial Corporation reported beneficial ownership of 2,658,335 shares, with sole voting power over 2,265,712 shares, shared voting power over 115,300 shares, sole dispositive power over 2,601,550 shares and shared dispositive power over 7,996 shares.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors, and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

       Based solely on its review of the copies of such forms furnished to the Company and written representations from the Company's officers and directors, the Company believes all persons subject to these reporting requirements filed the required reports on a timely basis except for the following: Charles Haggerty filed a late Form 4 for a gift made in November 1999, Frank Feraco was late filing his initial report on Form 3 upon becoming an executive officer of the Company, and Stuart Maitland filed a late Form 4 for a purchase made by his spouse in October 2000.

                PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING

                                     ITEM 1

                              ELECTION OF DIRECTORS

     The Company's By-Laws provide for a Board of Directors (sometimes referred to herein as the "Board") of not fewer than three members and not more than fifteen members. The Board is divided into three classes with directors serving three-year terms but with the beginning date for each term staggered so that the term of only one class expires in any particular year. Vacancies may be filled by the Board of Directors or by election at a special meeting of shareholders. Any director elected to fill a vacancy by the remaining directors is required to stand for election at the next meeting of shareholders.

     At the forthcoming Annual Meeting, two persons have been nominated to be elected to the Company's Board of Directors. Karen E. Welke, an incumbent director, and William T. Monahan, who was appointed to the Board effective January 11, 2001, have been nominated for three-year terms, expiring at the 2004 Annual Meeting. Seven other directors have terms of office that do not expire at this time and who will be continuing to serve his or her full term. Proxies cannot be voted for a greater number of directors than the number nominated. Unless you direct otherwise, proxies will be voted FOR the election of all nominees listed below. Should any nominee decline or be unable to accept such nomination or to serve as director (an event management does not now expect to occur), proxies will be voted FOR a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under them.

     Information concerning the persons nominated for election as directors, as well as those continuing in office, is set forth on the following pages.

                         DIRECTORS STANDING FOR ELECTION

   (FOR A THREE-YEAR TERM EXPIRING AT THE 2004 ANNUAL MEETING OF SHAREHOLDERS)

WILLIAM T. MONAHAN, nominee, age 53

     Since November 1995, Mr. Monahan has been Chairman of the Board of Directors and Chief Executive Officer of Imation. Prior to that, since 1972, he held various positions with Minnesota Mining and Manufacturing Company (3M), including Group Vice President of 3M's Electro and Communications Systems Group from December 1993 to November 1995; Group Vice President, Electronics, Electrical and Telecommunications Group from June 1993 to December 1993 and Senior Managing Director, 3M Italy from May 1992 to June 1993. Mr. Monahan is also a director of Hutchinson Technology, Inc.

KAREN E. WELKE, director since 1995, age 56

     In January 2000, Ms. Welke began a 2-year Loaned Executive commitment to Project Hope, a non-government, non-profit organization dedicated to achieving sustainable advances in health care around the world. From February 1995 to December 1999, Ms. Welke was Group Vice President, Medical Markets Group for Minnesota Mining and Manufacturing Company (3M). Prior to that, she held various positions with 3M including Managing Director, 3M France (July 1991 to February
1995); and Division Vice President, Medical-Surgical Division (March 1989 to July 1991).

                         DIRECTORS CONTINUING IN OFFICE

            (TERM EXPIRES AT THE 2002 ANNUAL MEETING OF SHAREHOLDERS)

WINSLOW H. BUXTON, director since 1990, age 61

     Since January 1993, Mr. Buxton has been the Chairman of the Board of Directors of Pentair, Inc. Mr. Buxton was Chief Executive Officer and President of the Company from August 1992 through December 2000. Mr. Buxton was Chief Operating Officer of the Company from August 1990 to August 1992. Mr. Buxton was also Vice President - Paper Group of the Company from January 1989 through August 1990. Mr. Buxton is also a director of Bemis Company, Inc., The Toro Company and Willamette Industries, Inc.

BARBARA B. GROGAN, director since 1996, age 53

     Ms. Grogan is Chairman and President of Western Industrial Contractors, Inc., a company specializing in machinery erection and installation. Ms. Grogan founded Western Industrial Contractors, Inc. in September, 1982. She was Chairman of the Board of Directors of the Federal Reserve Bank of Kansas City, Denver Branch, from 1989 to 1994, and at present is a member of the Board of Directors of Deluxe Corporation, Apogee, Inc., Committee for Economic Development, New York City and Volunteers of America, Colorado.

STUART MAITLAND, director since 1999, age 55

     Mr. Maitland has been Director of Manufacturing Operations for the Vehicle Operations organization at Ford Motor Company, Dearborn, Michigan since 1996. He joined Ford Motor Company in 1988 and during the period up to his present position, he has been Plant Manager at Ford's Kansas City Assembly Plant, Twin Cities Assembly Plant in St. Paul, Minnesota and Dearborn Assembly Plant in Dearborn, Michigan. From 1963 to 1988, Mr. Maitland held various domestic and international positions for General Motors Corporation.

AUGUSTO MEOZZI, director since 1999, age 61

     Since January 1, 1998, Mr. Meozzi has been the Chief Operating Officer of the German ISOLA Group, a world-wide producer of base materials. From November 1992 to January 1998, Mr. Meozzi was Corporate Executive Vice President of the German ISOLA Group.

            (TERM EXPIRES AT THE 2003 ANNUAL MEETING OF SHAREHOLDERS)

WILLIAM J. CADOGAN, director since 1996, age 52

     Mr. Cadogan was the Chairman of the Board of Directors of ADC Telecommunications, Inc., a designer and manufacturer of products and systems for broadband telecommunications networks, from February 1994 through February 2001. Mr. Cadogan was Chief Executive Officer of ADC Telecommunications from July 1991 through

February 2001 and was President and Chief Operating Officer from May 1990 to July 1991. Prior to joining ADC, Mr. Cadogan was General Manager of Business Development of the International Telecommunications Satellite Organization and also spent 15 years at AT&T. He also serves as a director of Ceridian, Applied Epi, Agiliti, the Metropolitan Economic Development Association, the Minnesota Orchestral Association, Chairman of the Telecommunications Industry Association, and a member of the Board of Governors of the Electronics Industry Association and the Board of Overseers of the Carlson School of Management at the University of Minnesota.

CHARLES A. HAGGERTY, director since 1994, age 59

     Mr. Haggerty is currently CEO of LeConte Associates, LLC, a consulting and investment firm. Mr. Haggerty was Chief Executive Officer and Chairman of the Board of Western Digital Corporation, a maker of hard disc drives, from July 1993 until he retired as Chief Executive Officer in January 2000 and as Chairman in June 2000. He was President of Western Digital from June 1992 to July 1993. Prior to that, for 28 years he held various positions with IBM Corporation including Vice President-General Manager, Worldwide OEM Storage Marketing and Vice President-General Manager, Low-end Storage Products. Mr. Haggerty is also a director of Beckman Coulter, Inc., Vixel Inc., and Deluxe Corp.

RANDALL J. HOGAN, director since 1999, age 45

     Since January 1, 2001, Mr. Hogan has been the Chief Executive Officer of Pentair, Inc. From December 1999 through December 2000, Mr. Hogan was President and Chief Operating Officer of Pentair, Inc. From March 1998 to December 1999, he was Executive Vice President and President of Pentair's Electrical and Electronic Enclosures Group. From February 1995 to August 1997, he was President of United Technologies' Carrier Transicold Division, and from March 1994 to February 1995 he was Vice President and General Manager of the Pratt & Whitney Turbo Power & Marine Division. From 1988 to 1994 he held various positions with General Electric Company, and from 1981 to 1987 he was a consultant with McKinsey & Company.

DIRECTORS' ATTENDANCE

     The Board of Directors held eight meetings in 2000. All directors attended at least 75% of the aggregate of all the meetings of the Board and its committees on which they served, with the exception of Augusto Meozzi, who attended 64%. The incumbent directors in the aggregate attended 92% of the meetings of the Board, including the meetings of the committees on which they serve.

COMMITTEES OF THE BOARD

     The Audit and Finance Committee is responsible, among other things, for selecting auditors, ensuring the fiscal integrity of the Company, and establishing and reviewing internal controls. The Audit and Finance Committee held five meetings in 2000. For the balance of 2001, the members of the Audit and Finance Committee will be Karen E. Welke (Chair), Stuart Maitland, and Augusto Meozzi.

     The Compensation and Human Resource Committee is responsible for developing a broad plan of compensation for the Company that is competitive and rewarding to the degree that it will attract, hold, and inspire performance of executive, managerial, and other key personnel. The Compensation and Human Resource Committee held six meetings during 2000. For the balance of 2001, the members of the Compensation and Human Resources Committee will be Charles A. Haggerty (Chair), Barbara B. Grogan, Stuart Maitland, and William T. Monahan

     The Nominating, Governance, Public Policy and Share Rights Committee is responsible, among other things, for nominating candidates for vacancies on the Board. The Nominating, Governance, Public Policy and Share Rights Committee considers nominees recommended by shareholders under the procedures set forth in the Company's By-Laws. The Nominating, Governance, Public Policy and Share Rights Committee held three meetings in 2000. For the balance of 2001, the members of the Nominating, Governance, Public Policy and Share Rights Committee will be William J. Cadogan (Chair), Winslow H. Buxton, Barbara B. Grogan, Charles A. Haggerty, and Randall J. Hogan.

DIRECTORS' COMPENSATION

     It is the Company's philosophy that a significant portion of directors' compensation should be tied to long-term growth in shareholder value. In 2000, non-employee directors were paid an annual retainer of $24,000 ($29,000 for the Chair of the Compensation and Human Resource Committee), $48,550 of deferred compensation in the form of share units under the Fourth Amended and Restated Compensation Plan for Non-Employee Directors, $1,500 for attendance at each Board meeting, $1,000 ($2,000 for committee chairs) for attendance at each committee meeting, and $500 for participation in a telephone conference in lieu of a meeting. Under the Fourth Amended and Restated Compensation Plan for Non-Employee Directors, non-employee directors of the Company may elect to defer payment of all or a portion of their annual retainer and meeting fees in the form of share units. The Plan provides for a

Company match of 25% on the first $750 per month deferred in the form of share units. The value of a share unit is equal to the market value of a share of Common Stock. Share units carry no voting or investment power. Participants and amounts deferred under the Plan are shown below:

                                   $ Amount Deferred
                          ------------------------------------      Share Units
Name                         1998         1999          2000         12/31/00
--------------------      -----------------------------------------------------
William J. Cadogan         $39,400      $53,000       $94,300          7,085
Barbara B. Grogan           68,400       84,500        95,800         10,250
Charles A. Haggerty         69,400       91,000        95,800         14,870
Harold V. Haverty           28,150       41,750             0              0
Quentin J. Hietpas          39,400       53,000        59,800         16,690
Stuart Maitland                 --       73,250        72,550          3,782
Augusto Meozzi                  --       58,187        87,800          3,781
Richard M. Schulze          64,900       94,000        89,800         12,649
Karen E. Welke              62,900       89,500       101,300         12,210

    The Outside Directors Nonqualified Stock Option Plan provides for the granting of options to purchase Common Stock to directors who are not employees of the Company. The Plan provides for automatic annual grants to the directors and offers alternative forms of payment of the exercise price including surrender of Common Stock. The persons to receive options, the number of options granted, and the terms of the options are determined by the Plan. No option granted under the Plan, however, may extend for a period of more than ten years from the date of the grant and no option exercise price may be less than the current market price of Common Stock on the date of award of such option. Beginning with stock options granted in 1998, if the option holder exercises the stock option during the first five years of the option term by tendering to the Company common shares owned by that person, the Company can grant to such person, an option ("Reload Option") to purchase common shares equal to the number of shares tendered. The Reload Option may be exercised during the remaining term of the original stock option period. The Reload Option exercise price is equal to the market price per share on the date the shares are tendered.

                                                    Options Granted
                                         --------------------------------------
Name                                       1998           1999            2000
--------------------                       ----           ----            ----
William J. Cadogan                        1,275          1,275           1,300
Barbara B. Grogan                         1,275          1,275           1,300
Charles A. Haggerty                       1,275          1,275           1,300
Harold V. Haverty                         1,275          1,275           1,300
Quentin J. Hietpas                        1,275          1,275           1,300
Stuart Maitland                            --             --             1,300
Augusto Meozzi                             --             --             1,300
Richard M. Schulze                        1,275          1,275           1,300
Karen E. Welke                            1,275          1,275           1,300

     The exercise price and expiration dates for the above options are: 2000, $36.1875 per share, expiration date January 3, 2010; 1999, $39.625 per share, expiration date January 14, 2009; 1998, $40.4375 per share, expiration date February 25, 2008.

     One-third of the options granted to each recipient become exercisable on each of the first three anniversaries of the date of grant. The options expire ten years after the date of grant. Three current directors exercised options during 1998-2000; the net value of shares (market value less exercise price) realized from these exercises was $147,250.

                                     ITEM 2

     APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE
                     UNDER THE OMNIBUS STOCK INCENTIVE PLAN

         The Omnibus Stock Incentive Plan (the "Plan") allows for the granting of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock based awards. The Plan is administered by the Company's Compensation and Human Resources Committee (the "Committee"), which is made up of members of the Company's Board of Directors who are not employees of the Company and therefore not eligible to receive awards under the Plan. Employees eligible to receive awards under the Plan are managerial, administrative, or other key employees of the Company or its subsidiaries who are in a position to make a material contribution to the continued profitable growth and long-term success of the Company. The Committee has the authority to select the recipients of awards, determine the type and size of the awards, establish certain terms and conditions of award grants, and take certain other actions as permitted under the Plan.

         The Committee continues to believe that the success of the Company depends in large measure on the Company's ability to attract, retain and motivate executives and key employees. Consequently, it has concluded that an increase in the number of shares available for issuance under the Plan is desirable to make certain there are sufficient shares available to meet future grant needs.

         Currently, there are 2,524,437 shares which are subject to outstanding awards under the Plan, including unexercised stock options and share awards still subject to restrictions. In January 2001, the Committee approved awards of 769,425 stock options and 298,971 restricted shares. Only 68,000 shares remain for future awards. The Committee has approved an increase of an additional 2,400,000 shares of common stock to be reserved for issuance under the Plan, subject to shareholder approval. The shares and awards authorized under the Plan are subject to certain antidilution adjustments, and if any awards under the Plan lapse, the number of shares pertaining to such forfeited awards become available for subsequent grant under the Plan. In addition, the Committee has amended the Plan to provide that no more than 20% of the total shares available for issuance under the Plan may be used to make awards other than stock options and to limit its authority to reprice awards or to cancel and reissue awards at lower prices. The Commitee may grant nonperformance based restricted share awards with a restriction period of less than three years for no more than 5% of the total shares available for issuance under the Plan.

         The Board of Directors requests shareholder approval of the increase in the number of shares available for issuance under the Omnibus Stock Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 2 TO APPROVE AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE OMNIBUS STOCK INCENTIVE PLAN

                                     ITEM 3

     APPROVAL OF EXECUTIVE OFFICER PERFORMANCE PLAN, AS AMENDED AND RESTATED
                          TO COMPLY WITH SECTION 162(m)

         In 1996, the shareholders of the Company approved adoption of the Executive Officer Performance Plan ("EOPP"). The EOPP is intended to cover officers who are approaching the Internal Revenue Code Section 162(m) deduction limits and bonuses under the Plan are intended to qualify as performance-based compensation under Section 162(m). Currently the Chairman and the Chief Executive Officer are the only executive officers that are eligible for awards under the EOPP. The EOPP is essentially the same as the Management Incentive Plan (MIP), except as described below, and participants in the EOPP are generally not eligible for awards under the MIP. The MIP is discussed in more detail beginning on page 10. The EOPP requires shareholder approval every five years to comply with the requirements of Section 162(m) and certain changes the Committee is proposing to make to the performance factors for awards beginning in 2001, as more fully described below, also require shareholder approval under
Section 162(m).

         The Plan is administered by the Committee, whose members qualify as "outside directors" under Section 162(m). In administering the Plan and in establishing bonus awards thereunder, the Committee does not have the discretion to pay participants more than the bonus award amount indicated by the preestablished goals. The Committee has the discretion and flexibility, however, based upon its business judgement, to reduce this amount.

     For 2000, awards under the Plan are determined based on the participant's bonus opportunity and the performance of the Company. The individual performance factor under the MIP does not apply under the Plan. The business criteria to determine the company performance factor is limited to preestablished financial measurements. The EOPP company performance factor is the result of the multiplication of factors for Earnings Per Share (EPS) growth, Return On Sales
(ROS) and Return On Invested Capital (ROIC). The use of three multiplicative factors reinforces the importance of balancing financial oriented goals in terms of growth, quality of earnings, and an acceptable return on investment. Under the EOPP, achievement of EPS growth of 12%, ROS of 10%, and ROIC of 20%, results in a performance factor of 1.00. The maximum company performance factor is 2.81 and the minimum company performance factor is 0.32; however, there is no EOPP bonus if the Company has an operating loss. Performance between the stated factors is interpolated.

     The Company has revised both the EOPP and the MIP for 2001 to shift the emphasis to economically profitable growth and free cash flow. This change is consistent with the principles guiding the Company's executive compensation philosophy to ensure linkage between executive compensation and the creation of shareholder value. The company performance factor going forward will be determined by multiplying factors for Simple Pentair Value Added (SPVA) and Free Cash Flow (FCF). The use of these two factors reinforces the importance of balancing economically profitable growth and cash generation. SPVA is calculated as follows: earnings before interest and taxes less a 15% surcharge against receivables, inventory, payables. FCF is equal to net cash provided by operating activities, excluding the net tax affected interest expense, less capital expenditures. Under the EOPP, as under the MIP, the achievement of FCF equal to 6.5% of sales and SPVA generated that equates to a 15% total business return, results in a company performance factor of 1.00. The maximum company performance factor is 4.50 and the minimum company performance factor is 0.21; however, there is no EOPP bonus if the Company has an operating loss. If the Company's performance ever results in a negative SPVA the maximum performance factor is capped at 2.00. Performance between the stated factors is interpolated.

     In addition, while the maximum percentage for an individual annual bonus is still 200% of the participant's annual base salary, the Committee has increased the dollar maximum to $3,500,000. As with the MIP, the cash portion of a bonus award is limited to 100% of the participant's most recent annual base salary. Subject to the overall percentage and dollar maximums described above, the bonus award for a year in excess of the cash portion is payable as a performance share award under the Omnibus Stock Incentive Plan. As a performance share award, the participant will receive restricted shares of Common Stock, subject to any vesting condition the Committee may impose. The formula to determine the number of restricted shares which may be awarded, up to the overall percentage and dollar maximums, is determined in the year the performance goal is established and in accordance with the formula used for other restricted stock awards under the Omnibus Stock Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 3 TO APPROVE THE ADOPTION OF THE EXECUTIVE OFFICER PERFORMANCE PLAN TO COMPLY WITH SECTION 162(m)

                                     ITEM 4

                              APPROVAL OF AUDITORS

     Deloitte & Touche LLP, independent certified public accountants have been the auditors for the Company since 1977. They have been retained by the Board of Directors as the Company's auditors for the current fiscal year, and shareholder approval of such retention is requested.

     Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting with the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.

     Upon recommendation of the Audit and Finance Committee, and subject to ratification by the shareholders at the 2001 Annual Meeting, the Board of Directors has appointed Deloitte & Touche LLP as independent auditors to examine the consolidated financial statements of the Company for 2001.

     The enclosed proxy will be voted "For" the proposal to approve retention of Deloitte & Touche LLP unless a contrary vote or abstention is indicated. If retention of Deloitte & Touche LLP is not approved by the shareholders, the Board of Directors will make another appointment effective at the earliest practicable date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 4 TO APPROVE RETENTION OF DELOITTE & TOUCHE LLP.

                             EXECUTIVE COMPENSATION

COMPENSATION AND HUMAN RESOURCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2000, the Compensation and Human Resource Committee of the Board of Directors was comprised of Quentin J. Hietpas (Chair), William J. Cadogan, Barbara B. Grogan, Charles A. Haggerty, Harold V. Haverty (retired effective April 2000), and Stuart Maitland. During 2000, none of the members of the Committee were officers or employees of the Company and there were no interlock relationships.

COMPENSATION AND HUMAN RESOURCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation and Human Resource Committee of the Board of Directors (the "Committee") is responsible for supervising the development of, and making recommendations to the Board with respect to, the Company's executive compensation policies. In addition, the Committee makes annual recommendations to the Board concerning compensation to be paid to the Chief Executive Officer ("CEO") and each of the other executive officers of the Company.

     The Committee also oversees all aspects of the Company's executive compensation program, including many of the Company's employee benefit plans. The Company currently maintains a variety of compensation and benefit plans in which its executive officers may participate including the Omnibus Stock Incentive Plan, the Employee Stock Purchase and Bonus Plan, the Retirement Savings and Stock Incentive Plan, the RSIP Sidekick Plan, the Supplemental Executive Retirement Plan, the Executive Officer Performance Plan, and the Management Incentive Plan. The Company also maintains a defined benefit pension plan in which substantially all non-bargaining employees, including the Company's executive officers, participate.

PENTAIR'S COMPENSATION PHILOSOPHY

     The principles guiding the executive compensation program are designed to ensure a proper linkage between executive compensation and creation of shareholder value. Goals of the program are:

          (a)  to encourage innovation and growth;

          (b) to reward executives for short-term top performance and long-term shareholder value;

          (c)  to recognize outstanding performance;

          (d)  to attract and retain top quality executives and key employees;

          (e)  to encourage executive stock ownership; and thereby

          (f)  to align management and shareholder interests.

     The Company has maintained the philosophy that compensation of the executive officers should be directly and materially linked to operating results and stock price performance. To achieve this, compensation is heavily leveraged through the annual bonuses and long-term equity incentives. The mix of base salary, bonuses and other benefits reflects the Company's goal of providing average compensation for average performance and above average compensation for above average performance.

     In order to make its recommendations to the Board concerning executive officer compensation, the Committee annually reviews and evaluates the Company's corporate performance and the compensation and equity ownership of its executive officers. This is done by reviewing salary practices for comparable positions at other major industrial organizations as disclosed in the Towers Perrin compensation database, as well as a review of other nationally recognized pay surveys. These major organizations include companies that the Corporation competes with for business or executive talent. Many of the companies which are included in the Towers Perrin compensation database and national pay surveys are also listed in the S&P 500 Index and the S&P 400 MidCap Index included in the Comparative Stock Performance Graph. The Committee typically retains Towers Perrin, an independent compensation consulting firm, to assist in the review of executive compensation every other year.

EXECUTIVE COMPENSATION PROGRAM
         The components of the Company's executive compensation program, which are subject to the discretion of the Committee on an individual basis, include
(a) base salaries, (b) annual cash performance-based bonuses, (c) long-term performance-based equity incentives, and (d) miscellaneous fringe benefits. All components are comparable to those of similar companies.

BASE SALARY
         The CEO submits a performance appraisal and recommendation to the Committee with respect to annual salaries of the executive officers. The Committee discusses and evaluates the salaries and makes its recommendation to the Board. Base salary targets for executive positions are set at the 50th percentile of competitive compensation. An individual performance and experience factor is applied to the target midpoint to determine each executive's actual base salary, within a range of +/- 20% of midpoint. For 2000, the salaries of the named executive officers identified in the Summary Compensation Table are within the salary targets for each position.

BONUS
         Generally, bonuses are considered for payment to executives and key employees following the end of each year under the Executive Officer Performance Plan (see page 12 for discussion of the Executive Officer Performance Plan) and the Management Incentive Plan (MIP). MIP awards are determined by applying the following factors to base salary: a bonus opportunity category (45% for the Vice Chairman; 40% for Executive Vice Presidents; 30-35% for other officers), a company performance factor and an individual performance factor.

         For 2000, the company performance factor is the result of the multiplication of factors for Earnings Per Share (EPS) growth, Return On Sales
(ROS) and Pentair Value Added (PVA). Pentair's value added measurement is calculated as follows: Net Operating Profit After Taxes less a 10% surcharge against Average Invested Capital. Under the MIP, achievement of EPS Growth of 12%, ROS of 11% and PVA generated that equates to a 15% total business return (over prior year actuals), results in a company performance fact or 1.00. The maximum company performance factor is 3.9 and the minimum company performance factor is 0.20; however, there is no MIP bonus if the Company has an operating loss. Performance between the state factors is interpolated. For 2000, EPS declined 58%, ROS was 6.0% and PVA generated was negative $97.5 million (in each case including a portion of the restructuring charge), resulting in a company performance factor of 0.20.

         The Company has revised the annual bonus plan for key executives for 2001 to shift the emphasis to economically profitable growth and free cash flow. This change is consistent with the principles guiding Pentair's executive compensation philosophy to ensure linkage between executive compensation and the creation of shareholder value. The company performance factor going forward will be determined by multiplying factors for Simple Pentair Value Added (SPVA) and Free Cash Flow (FCF). The use of these two factors reinforces the importance of balancing economically profitable growth and cash generation. SPVA is calculated as follows: earnings before interest and taxes less a 15% surcharge against receivables, inventory, payables. FCF is equal to net cash provided by operating activities, excluding net tax affected interest expense, less capital expenditures. Under the MIP, the achievement of FCF equal to 6.5% of sales and SPVA generated that equates to a 15% total business return, results in a company performance factor of 1.00. The maximum company performance factor is 4.50 and the minimum company performance factor is 0.21; however, there is no MIP bonus if the Company has an operating loss. If the Company's performance ever results in a negative SPVA the maximum performance factor is capped at 2.00. Performance between the stated factors is interpolated. In addition to the company performance factor, for executives in charge of operating segments, a segment performance factor will be used and weighted at 75% against 25% for the company performance factor, to recognize contributions made at the segment level.

         In the first quarter of 1999, the Company recorded a special restructuring charge of $38.0 million ($24.1 million after-tax or $0.56 per share). For purposes of the MIP calculation, costs related to these restructuring activities are being amortized against the first 24 months of benefits, on a project by project basis. This is a timing difference only for MIP purposes in order to match the costs with the associated benefits. The bonus calculations for 2000 include a portion of this restructuring charge. In the fourth quarter of 2000, the Company recorded a restructuring charge of $24.8 million ($15.9 million after-tax or $0.33 per share), which will be taken into account for MIP purposes beginning in 2001.

         The individual performance factor is determined by the assignment of a numerical factor based on a supervisor's judgement on attainment of expectations relative to the employee's function. The CEO submits a performance appraisal and recommendation to the Committee for executive officers with respect to the individual performance factor. The Committee approves all MIP awards and has the right to increase or decrease awards to better accomplish the objectives of the MIP Plan.

         Bonus awards that exceed an amount equal to base salary are paid as a performance share award under the Omnibus Stock Incentive Plan. The performance share award is paid in restricted stock, subject to any vesting condition the Committee may impose.

         The Committee has the discretion to make special awards to retain key executives or to recognize extraordinary contributions to the welfare, reputation and earnings of the Company. For 2000, the Company made three such awards, each to a named executive officer other than the CEO, and each such bonus was made in addition to the MIP or EOPP award earned by such individual.

LONG-TERM EQUITY INCENTIVES

GRANTS
  Long-term incentive compensation is awarded in the form of restricted shares, incentive compensation units (ICUs), performance shares and stock options under the Omnibus Stock Incentive Plan (Omnibus Plan). All awards are proposed by the CEO and approved by the Committee. Long-term incentives are determined by using the average of the 50th and 60th percentile of comparable grant practices as compiled by the Towers Perrin compensation database. Annual awards are granted in the form of ICUs (10% for the CEO and 20% for executive officers) and stock options (90% for the CEO and 80% for executive officers).

  Restricted stock may be awarded to such individuals as described in the section entitled "stock ownership guidelines"; as an award to a new executive officer; as the form of payment of performance shares; or in payment of the Management Incentive Plan or Executive Officer Performance Plan bonus in excess of annual base salary.

  The Committee is authorized to grant stock options and performance share awards upon attainment of certain performance criteria which are based on the Company's long-term objectives. The Black-Scholes Model is used to determine stock option grant values.

  Stock options can be granted for terms up to 10 years. Beginning with stock options granted in 1998, if the option holder exercises the stock option during the first five years of the option term by tendering to the Company common shares owned by that person, the Committee can grant to such person, an option ("Reload Option") to purchase common shares equal to the number of shares tendered. The Reload Option may be exercised during the remaining term of the original stock option period. The Reload Option exercise price is equal to the market price per share on the date the shares are tendered.

  The total Omnibus Plan awards for 2000 for all executive officers as a group, including the CEO and named executive officers, amounted to 1,927,200 incentive compensation units (ICUs), 543,000 stock options, and 55,360 restricted shares, of which 4,349 restricted shares were awarded for achievement of stock ownership guidelines, 3,011 restricted shares were awarded under the Management Incentive Plan, and 48,000 restricted shares were awarded to two named executive officers. Grants for the named executive officers are shown in the Summary Compensation Table (page 15) and the Option/SAR grant table (page 16).

PAYOUTS
  Payouts on ICUs in 2000 which related to ICU grants in 1997 were based upon growth in the Company's net book value over the life of the ICUs, as leveraged upward or downward depending on the Company's return on equity and growth in earnings per share over that period. Payouts in 2000 for the named executive officers are shown in the LTIP Payout column on the Summary Compensation Table (page 15).

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
  The base salary, annual bonus and long-term equity incentives paid to Mr. Buxton in 2000 were generally determined in accordance with the guidelines described above, and his compensation is comprised of the same elements as for all executive officers.

  The Committee has a formal rating process for evaluating the performance of the Chief Executive Officer. The rating process includes a self evaluation rating by the CEO, after which each Board member completes an evaluation and rating with commentary. The Chairman of the Committee provides a consolidated rating report and chairs a discussion with the Board members without the CEO present. From that discussion, the performance rating is finalized and the Committee Chairman is instructed to review the final rating results and commentary with the CEO. This then translates into a personal development plan for the following year. Since Mr. Buxton retired as CEO at the end of 2000, this process was not needed to develop a plan for 2001.

  Mr. Buxton's base salary was $825,700 in accordance with the Committee's guideline of establishing the base salary at the market compensation rate for the CEO at the 50th percentile for companies at a comparable size as projected based on the 1999 performance, including the major acquisitions completed that year. This resulted in a 15% increase in Mr. Buxton's base salary over 1999.

  Mr. Buxton's bonus was determined under the Executive Officer Performance Plan ("EOPP"). Mr. Buxton was one of two participants in the EOPP in 2000. Currently, the Chairman and the Chief Executive Officer are the only eligible officers. EOPP awards are determined based on the participant's bonus opportunity and a company performance factor. For 2000, the bonus opportunity categories were 80% for President and Chief Operating Officer and 100% for the Chairman and the Chief Executive Officer.

  The EOPP company performance factor is the result of the multiplication of factors for Earnings Per Share (EPS) growth, Return On Sales (ROS) and Return On Invested Capital (ROIC). The use of three multiplicative factors reinforces the importance of balancing financial oriented goals in terms of growth, quality of earnings, and an acceptable return on investment. Under the EOPP, achievement of EPS growth of 12%, ROS of 10%, and ROIC of 20%, results in a performance factor of 1.00. The maximum company performance factor is 2.81 and the minimum company performance factor is 0.32; however, there is no EOPP bonus if the Company has an operating loss. Performance between the stated factors is interpolated. For 2000, the maximum individual bonus is 200% of the participant's annual base salary, but in no event more than $1,500,000. Beginning in 2001, the maximum award will be $3,500,000, subject to shareholder approval. In administering the EOPP and in establishing bonus awards thereunder, the Committee does not have the discretion to pay participants more than the bonus amount indicated by the preestablished goals. The Committee has the discretion and flexibility, however, based on its business judgment, to reduce this amount.

  Mr. Buxton's bonus was calculated using the formula described above. For 2000, EPS declined by 50.6%, ROS was 5.8% and ROIC was 8.3% (all three measures including the full impact of the 2000 restructuring charge of $4.8 million ($0.33 per share)), resulting in a company performance factor of 0.32. The Committee used his base salary of $825,700, his bonus opportunity category of 100%, and the company performance factor of 0.32 to obtain his bonus amount. In accordance with the terms of the EOPP, the bonus amount of $264,224 was paid in cash. Mr. Buxton's Omnibus Plan grants were computed based on the average of the 50th and 60th percentile of the Towers Perrin compensation database for comparable grant practices. He was granted 284,400 ICUs and 150,000 stock options in 2000.

STOCK OWNERSHIP GUIDELINES
  Stock ownership guidelines for top management have been established to motivate individual achievement and increase ownership of Pentair Common Stock. The Committee determined that over a period of five years, its top management should accumulate and hold Company stock equal to the following values: Chief Executive Officer -- three to five times base salary; Senior Corporate Officers -- two to three times base salary; and other corporate officers and subsidiary presidents -- one to two times base salary. In the opinion of the Committee, the achievement of ownership levels set forth will result in executive management being significant shareholders and will further encourage long-term performance and Company growth.

 The Committee will consider making incentive grants of restricted stock based on the increase in ownership during the preceding year. These restricted stock grants (made under the Omnibus Plan) vest in equal increments on the third, fourth, and fifth anniversaries of the grant. The size of the grant is equal to 10% of the increase in common stock during the year if the annual ownership target is met, limited to 10% of the targeted ownership level if the targeted ownership level has been achieved. In 2000, restricted stock awards of 5,286 were granted under these guidelines to all key employees.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)
 Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of the corporation's Chief Executive Officer and the four other most highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company's policy is to maximize the deductibility of executive compensation so long as the deductibility is compatible with the more important objectives of retaining executives and maintaining competitive and motivational performance-based compensation. In 1996, the shareholders approved the adoption of the EOPP and approved amendments to the Omnibus Plan and this year are being asked to reapprove the EOPP, all to comply with Internal Revenue Code Section 162(m). Under current interpretations of Section 162(m), EOPP bonus awards and Omnibus Plan awards of stock options, SARs, ICUs, performance shares and performance units will not be subject to the $1,000,000 deduction limit assuming compliance with all other aspects of Section 162(m).



   Quentin J. Hietpas, Chair      William J. Cadogan       Barbara B. Grogan
                     Charles A. Haggerty        Stuart Maitland

  Compensation and Human Resource Committee of Pentair, Inc. Board of Directors

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The following graph sets forth the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years, assuming the investment of $100 on December 31, 1995 and the reinvestment of all dividends since that date to December 31, 2000. The graph also contains for comparison purposes the S&P 500 Index and the S&P MidCap 400 Index.

     By virtue of its market capitalization, Pentair is a component of the S&P MidCap 400 Index. On the basis of the Company's size and diversification of businesses, a readily identifiable peer group has not been found. It is our opinion the S&P MidCap 400 Index is an appropriate comparison. The Company has evaluated other published indices, but the results are skewed by one or two large companies included in the indices. We believe such a comparison would not be meaningful.

                    COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                          FISCAL YEAR ENDED DECEMBER 31


                              [PLOT POINTS CHART]

                12/31/95   12/31/96   12/31/97   12/31/98    12/31/99   12/31/00
                --------   --------   --------   --------    --------   --------
Pentair, Inc.      100      132.13     149.61     168.34      165.33     105.99
S&P 500            100      122.96     163.98     210.85      255.21     231.98
S&P MidCap 400     100      119.20     157.65     187.77      215.41     253.12

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation awarded to or earned by the Chief Executive Officer of the Company and the four other highest paid executive officers of the Company whose salary and bonus earned in 2000 exceeded $100,000.

                                              Annual Compensation                 Long-Term Compensation
                                        --------------------------------   -----------------------------------
                                                                                    Awards             Payouts
                                                                           -----------------------     -------
                                                                 Other     Restricted   Securities                All Other
                                                                 Annual       Stock     Underlying      LTIP       Compen-
Name and                                Salary     Bonus(a)     Compen-     Awards(c)    Options/      Payouts     sation
Principal Position            Year       ($)         ($)       sation(b)       ($)        SARs(d)       ($)(e)     ($)(f)
-----------------------       ----      ------     --------    ---------    ---------    ----------    --------   ---------
Winslow H. Buxton(g)          2000     825,700     264,224           --      684,395      150,000      717,181      11,870
CHAIRMAN                      1999     718,000     174,546           --           --       89,000      547,374      10,113
                              1998     683,250     683,250           --      103,903       89,000      646,974       7,940

Randall J. Hogan(g)           2000     450,000     400,000           --    1,012,356       53,000       22,155      11,561
CHIEF EXECUTIVE OFFICER       1999     312,500     312,500           --       21,313       25,000        2,177      10,481
                              1998     217,708     175,000           --      203,063       25,000        1,350          --

Joseph R. Collins(h)          2000     450,000      52,650     64,897(i)       8,754       53,000      201,716      11,553
VICE CHAIRMAN (FORMER)        1999     400,000     400,000           --       45,898       40,000      150,786       8,788
                              1998     332,500     323,010           --        7,980       48,250      175,983       7,940

Richard J. Cathcart           2000     350,000     350,000           --       94,117       32,000      201,282      13,803
PRESIDENT AND CHIEF           1999     310,000     296,608           --       24,211       25,000      150,013      11,038
OPERATING OFFICER, WATER      1998     290,000     250,421           --       10,535       25,000      123,469      10,190
TECHNOLOGIES SEGMENT

David D. Harrison(j)          2000     308,902     120,472    432,429(k)          --       60,000           --       1,594
EXECUTIVE VICE PRESIDENT,
CHIEF FINANCIAL OFFICER

--------------------------

(a) Represents bonuses accrued by the Company for the year even if paid after December 31.

(b) Other annual compensation includes perquisites and other personal benefits, securities or property. Disclosure is required only if the amount exceeds the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer. Information has been included only for those named executive officers who have met the reporting threshold.
(c) The restricted share grants reflected in the table were made pursuant to the Company's executive compensation programs. Restricted stock awards are subject to vesting as determined by the Committee. Generally, restricted stock awards are subject to vesting, in three equal installments on the third, fourth and fifth anniversaries of the grant, based solely on the continued employment of the recipient by the Company. The value of restricted stock awards reflected in the table is based on the closing market price of the Common Stock on the date of grant. As of December 31, 2000, the following restricted stock awards were held by each of the named executives (based on 12/31/00 closing price of $24.1875): Buxton 36,113 shares or $873,483; Collins 4,355 shares or $105,337; Cathcart 3,453 shares or $83,519; Harrison 0 shares or $0; Hogan 32,104 shares or $776,515.
(d) The share amounts for Mr. Collins include 23,250 stock options in 1998 awarded based on achievement of performance objectives pursuant to a special incentive plan for the Professional Tools and Equipment Group.
(e)  Includes payouts for ICUs and dividends on restricted shares.
(f) Includes Company contributions to the Retirement Savings and Stock Incentive Plan, RSIP Sidekick Plan and match contribution to the Employee Stock Purchase and Bonus Plan.
(g) Mr. Buxton retired as Chief Executive Officer as of December 31, 2000 and Mr. Hogan, who was the President and Chief Operating Officer of the Company in 2000, became the Chief Executive Officer effective January 1, 2001.
(h)  Mr. Collins is retiring as Vice Chairman effective April 25, 2001.
(i) Of this amount, $50,000 reflects benefits provided under a flexible perquisite account available to certain executives for the reimbursement of certain business-related expenses, which may include automobile expenses, membership fees, professional fees (including tax preparation costs) and certain out-of-pocket medical expenses (such as co-pays and other deductibles).
(j)  Mr. Harrison joined the Company in February 2000.
(k) Approximately $416,000 of this amount represents amounts paid to Mr. Harrison in connection with relocation expenses.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The following tables summarize option and SAR grants and exercises during 2000 to or by the Chief Executive Officer and the executive officers named in the Summary Compensation Table above, and the values of the options and SARs held by such persons at the end of 2000. Option grants shown in the table below include both incentive stock options and non-qualified stock options. No SARs have been granted since 1983 and no SARs were exercised during 2000 or remain outstanding at the end of 2000.

                          Option and SAR Grants in 2000

                          Number       % of Total                           Potential Realizable
                          of           Options/                             Value at Assumed
                          Securities   SARs                                 Annual Rates of Stock
                          Underlying   Granted to                           Price Appreciation for
                          Options/     Employees     Exercise   Expira-     Option Term
                          SARs         in Fiscal     or Base    tion        ------------------------
Name                      Granted(a)   2000          Price      Date            5%          10%
----                      ----------   ----------    --------   -------     ----------    ----------
Winslow H. Buxton          116,000       17.0%       $36.1875   1/03/10     $2,639,942    $6,690,132
                            34,000        5.0%        36.6250   2/22/10     $  783,131    $1,984,608
                           -------       ----                               ----------    ----------
                           150,000       22.0%                              $3,423,073    $8,674,740

Randall J. Hogan            53,000        7.8%        36.1875   1/03/10     $1,206,181    $3,056,698

Joseph R. Collins           53,000        7.8%        36.1875   1/03/10     $1,206,181    $3,056,698

Richard J. Cathcart         32,000        4.7%        36.1875   1/03/10     $  728,260    $1,845,554

David D. Harrison           60,000        8.8%        36.75     2/23/10     $1,386,713    $3,514,202

-----------------------
(a) Generally one-third of each grant becomes exercisable on each of the first three anniversaries of the date of grant, except as follows: Buxton, 34,000 shares vest 1/15/02; Harrison, 30,000 shares vest one-fourth annually beginning 1/22/01. The exercise price for the options granted was the closing market price of the Common Stock as of the date of grant.

       Aggregate Option and SAR Exercises in 2000 and Value at End of 2000

                                                        Number of
                                                        Securities           Value of
                                                        Underlying           Unexercised
                                                        Unexercised          In-the-Money
                                                        Options/SARs at      Options/SARs at
                                                        End of 2000          End of 2000
                        Shares Acquired    Value        Exercisable (E)      Exercisable (E)
Name                    on Exercise        Realized     Unexercisable (U)    Unexercisable (U)
----                    ---------------    --------     -----------------    -----------------
Winslow H. Buxton            77,200        $342,575         E 165,730            E  $--
                                                            U 239,001            U  $--

Randall J. Hogan                 --              --         E  24,999            E  $--
                                                            U  78,001            U  $--

Joseph R. Collins            22,400        $123,200         E  66,473            E  $--
                                                            U 106,901            U  $--

Richard J. Cathcart          22,400        $133,800         E  46,923            E  $--
                                                            U  57,001            U  $--

David D. Harrison                --              --         E       --           E  $--
                                                            U  60,000            U  $--

LONG-TERM INCENTIVE PLAN AWARDS

     The following table reflects incentive compensation unit (ICU) awards made under the Omnibus Plan during 2000 to the Chief Executive Officer and the executive officers named in the Summary Compensation Table above.

                     Long-Term Incentive Plan Awards in 2000

                                                                   Estimated Future Payouts
                        Number of         Performance or            Under Non-Stock Price
                        Shares, Units     Other Period                   Based Plans
                        or Other          Until Matura-     -------------------------------------
Name                    Rights            tion or Payout    Threshold      Target         Maximum
----                    -------------     --------------    ---------      ------         -------
Winslow H. Buxton       284,400 units        3 years           $ 0        $492,012     $1,353,744

Randall J. Hogan        289,600 units        3 years           $ 0        $501,008     $1,378,496

Joseph R. Collins       289,600 units        3 years           $ 0        $501,008     $1,378,496

Richard J. Cathcart     176,600 units        3 years           $ 0        $305,518     $  840,616

David D. Harrison       163,600 units        3 years           $ 0        $283,028     $  778,736

     The ultimate payout value of each ICU is determined based on the Company's operating income (OI) growth and return on invested capital (ROIC) averaged over the three-year period. The target payout shown in the table is based on annual OI growth of 10% and annual ROIC of 20% which results in a value per ICU of $1.73. If over the three-year period there is no OI growth or ROIC is less than 15%, the value per ICU will be $0. The maximum value per ICU is $4.76. The following matrix shows the ICU values based on the OI growth and ROIC.

                                          OPERATING INCOME (OI) GROWTH
RETURN ON INVESTED    -------------------------------------------------------------------
CAPITAL (ROIC)           0%       2%        6%        10%       12%        20%       30%
------------------    -------------------------------------------------------------------
15%                     0.13     0.14      0.18      0.22      0.24       0.33      0.46
16%                     0.44     0.47      0.53      0.60      0.64       0.79      1.00
18%                     0.96     1.01      1.12      1.23      1.29       1.54      1.89
19%                     1.17     1.23      1.36      1.49      1.56       1.86      2.27
20%                     1.37     1.44      1.58      1.73      1.81       2.15      2.61
30%                     2.61     2.73      2.98      3.24      3.38       3.96      4.76

RETIREMENT BENEFIT PLANS

    The Company maintains a tax-qualified defined benefit pension plan covering substantially all nonbargaining U.S. employees and an excess benefit plan covering highly-paid employees. Benefits under each plan are based on a participant's high five year average eligible earnings which generally include salary and bonus.

    The Company maintains an unfunded, nonqualified Supplemental Executive Retirement Plan (SERP) for corporate officers and subsidiary presidents. The annual retirement benefit payable under the SERP at age 65 is equal to 50% of the participant's high three year average eligible earnings reduced by 100% of the annual primary Social Security benefit and further reduced by age 65 benefits payable under qualified pension plans sponsored by the Company and previous employers of the participant.

    Effective January 1, 1999 the Company amended the SERP to provide an annual retirement benefit which, expressed as a lump sum, is equal to the product of 15 percentage points for each year of service times the high five year average eligible earnings with no reductions for Social Security or qualified pension benefits. SERP benefits are payable as early as the attainment of age 55 and completion of five years of service in the new plan and are converted into and received in the form of a term certain or joint and survivor annuity. Five SERP participants are grandfathered under the old SERP formula (including named executive officers Buxton and Collins).

    The following estimated aggregate amounts are payable, from the qualified pension, excess plan and SERP, annually upon retirement to the named executive officers over their lifetime: Buxton $761,254; Collins $389,723; Hogan $403,195; Cathcart $332,045; Harrison $298,601.

CHANGE IN CONTROL ARRANGEMENTS

     Approximately 20 key corporate executives and business unit leaders (including the executive officers) have entered into agreements with the Company that provide for contingent benefits in the event of a change in control of the Company (except in certain very limited circumstances). Such benefits include:

     a. bonus awards for the year in question to be made under the Management Incentive Plan;

     b. immediate vesting of all unvested stock options, termination of all restrictions on shares issued under the Omnibus Plan, and payment for ICU's and performance units without regard to the plans' forfeiture provisions;

     c. reimbursement of any excise taxes triggered by payments to the executive;

     d.   the cost of an executive search agency;

     e.   directors and officers liability insurance coverage;

     f. short-term replacement coverage for Company-provided group medical, dental, and life insurance policies;

     g. amount of non-vested benefits under any of the Company's tax-qualified deferred compensation plans;

     h. the accelerated accrual and vesting of benefits under the Supplemental Executive Retirement Plan (for those executives who have been made participants of such plan); and

     i. severance pay equal to 300% (for the CEO and COO), 250% (for the Company's other executive officers and business unit presidents) or 200% (for all other applicable executives) of annual compensation;

     j. guaranteed salary, benefit and bonus levels for continuing employees for up to a three-year period; and

     k. reimbursement of the executive's legal expenses in the event of a dispute with the Company arising out of the agreement.

     In addition, the Omnibus Plan permits the Compensation and Human Resource Committee, upon a change in control of the Company, to cancel all outstanding options granted under the plan, whether or not exercisable, and authorize payment of the "spread" between the exercise price of the options and the then current market value of the underlying stock. The agreement requires the executive to devote his or her best efforts to the Company or its successor during the three-year period, to maintain the confidentiality of Company information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with the Company or its successor.

       REPORT OF THE AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit and Finance Committee of the Board of Directors is responsible for selecting auditors, ensuring the fiscal integrity of the Company and establishing and reviewing internal controls. The Audit Committee adopted a Charter of its responsibilities on February 23, 2000, which is attached as Appendix 1 to this Proxy Statement. The Audit and Finance Committee is comprised of the following directors:

            Name of Director               Term Expires      Director Since
            ----------------               ------------      --------------
            Karen E. Welke, Chair              2004*              1995
            Stuart Maitland                    2002               1999
            Augusto Meozzi                     2002               1999
     *subject to reelection at the Annual Meeting

     In accordance with the recently adopted SEC and NYSE standards for independence of audit committee members, the Board of Directors considers all of the members of the Audit and Finance Committee to be independent. None of the members of the Audit and Finance Committee were officers or employees of the Company during or prior to 2000, or had a relationship with the Company that would, in the opinion of the Board of Directors, interfere with the exercise of his or her independence from management and the Company. All of the members of the Audit and Finance Committee have substantial experience in financial matters and business operations.

     The Audit and Finance Committee has (i) reviewed and discussed the Company's audited financial statements with management; (ii) discussed with the Company's independent auditors, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61; (iii) received from the auditors disclosures regarding the auditors' independence in accordance with Independence Standards Board Standard No. 1 and discussed with the auditors the auditors' independence; and (iv) considered whether the level of non-audit services provided by Deloitte & Touche LLP is compatible with maintaining the independence of its auditors.

     During fiscal year 2000, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their affiliates, provided various audit, audit-related and non-audit services to the Company as follows:

     a)   Audit Fees:
          Aggregate fees billed for professional services rendered for the audit of the Company's 2000 annual financial statements and review of financial statements in the Company's Form 10-Q Reports were $587,000.

     b)   Financial Information Systems Design and Implementation Fees:
          Aggregate fees billed for services rendered during 2000 were $0.

     c)   All Other Fees:
          All other fees for 2000, principally consisting of fees for tax consulting, internal audit outsourcing and other services were $4,213,000.

     Based on the review and discussions described above, the Audit and Finance Committee recommended to the Board of Directors that the Company's audited financial statements for the year ended December 31, 2000 be included in the Company's 2000 Annual Report on Form 10-K for filing with the SEC. In addition, the Audit and Finance Committee, through its Chair, reviewed the Company's quarterly results prior to public release.

     Karen E. Welke, Chair        Stuart Maitland        Augusto Meozzi

       Audit and Finance Committee of the Pentair, Inc. Board of Directors


                                FUTURE PROPOSALS

    The deadline for submitting a shareholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 19, 2001. Unless a shareholder who wishes to bring a matter before the shareholders at the Company's 2002 Annual Meeting notifies the Company of such matter prior to February 2, 2002, the persons named in the proxy for the 2002 Annual Meeting will have discretionary authority to vote for or against or to abstain from voting on such proposal in accordance with their best judgment, if the proposal is actually presented at the meeting. Such proposals also must comply with the requirements of the Securities and Exchange Commission and the Company's bylaws. Any shareholder proposal should be sent to the Company at its principal executive offices: 1500 County Road B2 West, Saint Paul, Minnesota 55113, Attention: Secretary.

    With respect to nomination of directors, sections 9 through 12 of Article II of the By-Laws provide that a candidate may not be nominated for election as a director at the Annual Meeting of Shareholders unless the nomination was previously submitted to the Board of Directors or the Nominating, Governance, Public Policy and Share Rights Committee. A shareholder wishing to nominate a candidate for director at an Annual Meeting of Shareholders must do so no later than the sixtieth day after the end of the fiscal year preceding the year in which such Annual Meeting will be held. Nominations are deemed made when the Secretary of the Company receives all of the following: (1) all information about the nominee that may be required to be provided in any proxy statement pursuant to the Securities Exchange Act of 1934 and regulations promulgated thereunder; (2) an executed directors' questionnaire provided by the Company and completed by the nominee; (3) the nominee's statement consenting to his or her nomination and agreeing to serve, if elected; and (4) evidence that the person making the nomination is a shareholder. After reviewing the submission, the Board or the appointed Nominating, Governance, Public Policy and Share Rights Committee may, but need not, designate one or more of the nominees to appear as an alternate candidate on any proxy solicited by management or any proxy statement furnished by management. The number of such alternate candidates may not exceed the number of directors to be elected at that Annual Meeting. Exclusion of any eligible candidate from a proxy solicited by management does not affect the right of shareholders to nominate, vote for, or elect such candidate at any shareholders meeting held within twelve months after submission of the nomination material described above.

                                 OTHER BUSINESS

    Management does not know of any other business that will be presented for consideration at the Annual Meeting; however, if any other business does properly come before the Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons acting under them.

                                                                      Appendix 1


                           CHARTER OF RESPONSIBILITIES
                                       FOR
                                 AUDIT COMMITTEE
                                       Of
                                  Pentair, Inc.
                               Board of Directors


The Audit Committee (the "Committee") has been appointed by the Board of Directors to assist the Board in supervising the financial and legal compliance of the Company. The principal responsibility of the Committee is to monitor the integrity of the financial statements of the Company and the independence and performance of the Company's internal and external auditors. The Committee also will work in cooperation with the Company's legal counsel to monitor compliance with applicable legal requirements when the risk of non-compliance might have an adverse impact on the Company's financial condition or results of operations.

The Committee shall consist of at least three directors, all of whom shall be independent and financially literate, and at least one of whom shall possess financial or accounting expertise, as determined by the Board of Directors. A director shall be considered independent if he or she meets the requirements established by the New York Stock Exchange for audit committee independence and will submit an annual statement to the Board confirming compliance with these independence requirements. The members of the Committee will be appointed by the Board on the recommendation of the Nominating and Governance Committee.

The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.


A. With regard to the Company's financial statements and accounting practices and policies, the Committee shall:

     * Meet with management to review the annual audited financial statements and discuss major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

     * Review significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

     * Review with management and the independent auditor the Company's quarterly financial statements prior to the release of quarterly earnings.

     * Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

     * Review major changes to the Company's accounting principles and practices as suggested by the independent auditor, internal auditors or management.

B. With regard to the independent certified public accountants (external auditors) responsible for rendering opinions reflecting proper compliance with generally accepted accounting principles and various financial accounting standards, the Committee shall:

     * Review and recommend to the Board the appointment or retention of an independent auditor, which firm is ultimately accountable to the Committee and the Board.

     * Review and approve the independent auditor's audit plan including scope, staffing, timing of work and audit fees.

     * Ensure that the external auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the auditors and the Company; actively engage in a dialogue with the external auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditors; and recommend that the Board of Directors take appropriate action in response to the external auditors' report to satisfy itself of their independence.

     * Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

     * Review independent auditor's letter reports regarding the Company's internal controls and other observations and recommendations and management's responses.

C.   With regard to the Company's internal audit practices, the Committee shall:

     * Perform a general oversight function assuring adequate competent staff and sufficient internal control policies to ensure the integrity of the Company's financial reporting process.

     *    Review the performance of the internal audit department.

     * As appropriate, review significant reports to management prepared by the internal audit department and management's responses.

D.   The Committee shall also:

     * Review and approve the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement regarding the activities of the Committee.

     * Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or government agencies.

     * Meet at least annually with the Company's financial management, the senior internal audit staff and the independent auditor in separate executive sessions, as needed.

     * The Committee shall review and reassess at least annually the adequacy of this Charter and recommend any proposed changes to the Board for its review and approval and submit required certifications to the appropriate exchanges.

While the Committee has the responsibilities and power set forth in this Charter delegated to it by the Board, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee, separate from the Board, to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

                                 [LOGO] PENTAIR



        PLEASE SIGN AND RETURN PROMPTLY TO REDUCE SOLICITATION EXPENSES


                                 PENTAIR, INC.
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 25, 2001


     The undersigned hereby appoints Randall J. Hogan and David D. Harrison, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Pentair, Inc. held of record by the undersigned on February 26, 2001 at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Wednesday, April 25, 2001, at the Lutheran Brotherhood Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof.

THE BOARD RECOMMENDS A VOTE "FOR" EACH PROPOSAL.


1. ELECTION OF DIRECTORS:
 [ ] FOR all nominees listed below except those I have struck by a line through their names.

 [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

                     Karen E. Welke    William T. Monahan


2. APPROVAL OF THE INCREASE IN THE NUMBER OF
   SHARES AVAILABLE FOR ISSUANCE UNDER
   THE OMNIBUS STOCK INCENTIVE PLAN.           [ ]FOR  [ ] AGAINST  [ ] ABSTAIN


                          (CONTINUED ON REVERSE SIDE)

                         (CONTINUED FROM REVERSE SIDE)


3. APPROVAL OF THE EXECUTIVE OFFICER PERFORMANCE PLAN
   AS AMENDED AND RESTATED TO COMPLY WITH THE
   REQUIREMENTS OF SECTION 162(M)    [ ]FOR     [ ] AGAINST     [ ] ABSTAIN

4. PROPOSAL TO RATIFY the retention of Deloitte & Touche LLP as independent public accountants for the current fiscal year.
                                     [ ]FOR     [ ] AGAINST     [ ] ABSTAIN

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED "FOR" EACH OF THE DIRECTORS AND PROPOSALS.

The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.


________________________________________________________________________________
                                   Signature



________________________________________________________________________________
                           Signature if held jointly



Dated: __________________________________________________________________ , 2001
                            THIS CARD MUST BE DATED.
(Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)

                                 [LOGO] PENTAIR



                        PLEASE SIGN AND RETURN PROMPTLY
                        TO REDUCE SOLICITATION EXPENSES







                                 PENTAIR, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 25, 2001



 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.


     As a participant in the Pentair, Inc. International Employee Stock Purchase and Bonus Plan (Plan), I hereby direct ABN AMRO Trust Company (Jersey) Limited as Trustee, to vote, as designated on the reverse side, at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Wednesday, April 25, 2001, at the Lutheran Brotherhood Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof, all shares of Common Stock of Pentair, Inc. allocated to my account in the Plan as of February 26, 2001. I understand that this card must be received by Wells Fargo Bank Minnesota, N.A., acting as tabulation agent for the Trustee, by April 18, 2001.


















                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                                                     ---------------------------
                                                     COMPANY #

                                                     CONTROL #
                                                     ---------------------------

THERE ARE TWO WAYS TO VOTE YOUR PROXY


YOUR VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


VOTE BY INTERNET -- HTTP://WWW.EPROXY.COM/PNR/ -- QUICK *** EASY *** IMMEDIATE

o Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on April 24, 2001.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Pentair, Inc., c/o Shareowner Services(sm), P.O. Box 64873, St. Paul, MN 55164-0873.


          IF YOU VOTE BY INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

                THE BOARD RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

 1. ELECTION OF DIRECTORS: 01 Karen E. Welke
                           02 William T. Monahan

                                  [ ] FOR all          [ ] WITHHOLD AUTHORITY
                                      nominees listed      to vote for all
                                      (except as marked)   nominees listed



 (INSTRUCTIONS: TO WITHHOLD AUTHORITY             -----------------------------
 TO VOTE FOR ANY INDICATED NOMINEE,
 WRITE THE NUMBER(S) OF THE NOMINEE(S)
 IN THE BOX PROVIDED TO THE RIGHT.)               -----------------------------






2.    APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES AVAILABLE
      FOR ISSUANCE UNDER THE OMNIBUS STOCK INCENTIVE PLAN             [ ]    For     [ ]     Against     [ ]    Abstain
3.    APPROVAL OF THE EXECUTIVE OFFICER PERFORMANCE PLAN AS
      AMENDED AND RESTATED TO COMPLY WITH THE REQUIREMENTS OF
      SECTION 162(M)                                                  [ ]    For     [ ]     Against     [ ]    Abstain
4.    PROPOSAL TO RATIFY the retention of Deloitte & Touche LLP as
      independent public accountants for the current fiscal year.     [ ]    For     [ ]     Against     [ ]    Abstain


5. To transact such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED "FOR" EACH OF THE DIRECTORS AND PROPOSALS.

The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

Address Change? Mark Box [ ] Indicate changes below:

                                                 Date ____________________, 2001
                                                    THIS CARD MUST BE DATED.


                                                  -----------------------------


                                                  -----------------------------
                                                      Signature(s) in Box

                    (Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)

                                 [LOGO] PENTAIR



                        PLEASE SIGN AND RETURN PROMPTLY
                        TO REDUCE SOLICITATION EXPENSES







                                 PENTAIR, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 25, 2001



 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENTAIR, INC.


     The undersigned hereby appoints Randall J. Hogan and David D. Harrison, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Pentair, Inc. held of record by the undersigned on February 26, 2001 at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m. Wednesday, April 25, 2001, at the Lutheran Brotherhood Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof.


     Furthermore, if I am a participant in the Pentair, Inc. Employee Stock Ownership Plan (Pentair ESOP) or the Federal-Hoffman Employee Stock Ownership Plan (F-H ESOP), as appropriate, I hereby direct Fidelity Management Trust Company as Pentair ESOP Trustee, or Wells Fargo Bank Minnesota, N.A. as F-H ESOP Trustee, to vote at the Annual Meeting of Shareholders of Pentair, Inc. to be held at 10:00 a.m., Wednesday, April 25, 2001, at the Lutheran Brotherhood Auditorium, 625 4th Avenue South, Minneapolis, Minnesota, and any adjournment or adjournments thereof, all shares of Common Stock of Pentair, Inc. allocated to my account in the Pentair ESOP or F-H ESOP as of February 26, 2001. I understand that this card must be received by Wells Fargo Bank Minnesota, N.A., acting as tabulation agent for the Pentair ESOP Trustee and F-H ESOP Trustee, by April 18, 2001. If it is not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares held in my account will be voted by Fidelity Management Trust Company or Wells Fargo Bank Minnesota, N.A., as appropriate, in the same proportion that the other participants direct them to vote shares allocated to their accounts.






                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                                                     ---------------------------
                                                     COMPANY #

                                                     CONTROL #
                                                     ---------------------------

THERE ARE THREE WAYS TO VOTE YOUR PROXY


YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.


VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on April 24, 2001.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
o Follow the simple instructions the Voice provides you.

VOTE BY INTERNET -- HTTP://WWW.EPROXY.COM/PNR/ -- QUICK *** EASY *** IMMEDIATE

o Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. on April 24, 2001.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Pentair, Inc., c/o Shareowner Services-, P.O. Box 64873, St. Paul, MN 55164-0873.



      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

                THE BOARD RECOMMENDS A VOTE "FOR" EACH PROPOSAL.

 1. ELECTION OF DIRECTORS: 01 Karen E. Welke
                           02 William T. Monahan

                                [ ] FOR all          [ ] WITHHOLD AUTHORITY
                                    nominees listed      to vote for all
                                    (except as marked)   nominees listed



 (INSTRUCTIONS: TO WITHHOLD AUTHORITY             -----------------------------
 TO VOTE FOR ANY INDICATED NOMINEE,
 WRITE THE NUMBER(S) OF THE NOMINEE(S)
 IN THE BOX PROVIDED TO THE RIGHT.)               -----------------------------



2.    APPROVAL OF THE INCREASE IN THE NUMBER OF SHARES AVAILABLE
      FOR ISSUANCE UNDER THE OMNIBUS STOCK INCENTIVE PLAN             [ ]    For     [ ]     Against     [ ]    Abstain
3.    APPROVAL OF THE EXECUTIVE OFFICER PERFORMANCE PLAN AS
      AMENDED AND RESTATED TO COMPLY WITH THE REQUIREMENTS OF
      SECTION 162(M)                                                  [ ]    For     [ ]     Against     [ ]    Abstain
4.    PROPOSAL TO RATIFY the retention of Deloitte & Touche LLP as
      independent public accountants for the current fiscal year.     [ ]    For     [ ]     Against     [ ]    Abstain

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY, BUT IF THIS PROXY IS RETURNED SIGNED WITH NO DIRECTION MADE, THEY WILL BE VOTED "FOR" EACH OF THE DIRECTORS AND PROPOSALS.

The undersigned hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

Address Change? Mark Box [ ]  Indicate changes below:

                                                 Date ____________________, 2001
                                                        THIS CARD MUST BE DATED.


                                                  -----------------------------


                                                  -----------------------------
                                                      Signature(s) in Box

                    (Please sign exactly as your name appears to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.)